Exhibit 10.2
July 26, 2010
Personal and Confidential
Ms. Laurie F. Gilner
1548 Highland Valley Circle
Chesterfield, MO 63005
Dear Laurie:
Subject to and conditioned upon approval by the Human Resources Committee (the “Committee”) of the Board of Directors of CSS Industries, Inc. (“CSS”), we are pleased to extend an offer of employment to you as President of C.R. Gibson, LLC (“CRG”). You acknowledge and agree that there are no other valid oral or written agreements relating to the terms and conditions of your employment with CRG as its President. You further represent and covenant to CRG that you are not subject or a party to any employment agreement, non-competition covenant, understanding or restriction which would prohibit or restrict you from executing this letter and performing all duties and responsibilities incidental to the position of President of CRG. In serving as President of CRG, we understand and expect that you will not disclose or use any proprietary or confidential information, data, developments or trade secrets belonging to your former employers or any of their respective subsidiary or affiliated companies, and you agree not to disclose or use any such proprietary or confidential information, data, developments or trade secrets.
1. Contract Term – The term of your employment will be three (3) years, commencing September 7, 2010 and ending September 6, 2013, unless terminated earlier by you or by CRG at any time as provided herein. Thereafter, your employment status with CRG will continue to be that of an employee at-will, subject to termination by either you or CRG at any time.
2. Compensation – Subject to and conditioned upon approval by the Committee, the compensation package for this position will be as follows:
A. Base Salary – A base salary in the gross amount of Three Hundred Twenty-Five Thousand Dollars ($325,000) per annum payable at such times as CRG pays its executives. There will be an annual performance review, and you will then be considered for an increase in base salary, commencing April 1, 2011, consistent with the then current CRG policy.
B. Incentive Compensation – For CRG’s current fiscal year ending March 31, 2011, you will be eligible to participate in the FY2011 Management Incentive Program (“MIP”). For purposes of calculating your potential 2011 fiscal year incentive compensation, and depending on the extent of achievement of certain CRG and CSS objectives, you will have the potential of earning incentive compensation based upon 80% of your base salary specified in Section 2.A. above. The amount of your 2011 fiscal year bonus opportunity will be guaranteed at a minimum of Fifty Thousand Dollars ($50,000), and will not be prorated based upon your start date.
402 BNA Dr. Building 100, Suite 600, Nashville, TN 37217 / 615-724-2800

Ms. Laurie F. Gilner
July 26, 2010

For CRG’s subsequent fiscal years, depending on the extent of achievement of certain CRG and CSS objectives, you will have the potential of earning for a full fiscal year period incentive compensation with a target opportunity of up to 80% of your then base salary.
C. Equity Grants – We will recommend that you be granted a stock option to acquire 7,500 shares of CSS common stock (which option will have a term of seven (7) years and will vest as to 25% of the underlying shares on each of the first four (4) anniversaries of the grant) and a stock bonus award of 7,500 time-vested restricted stock units of CSS common stock (3,750 of which will vest on the third anniversary of the grant and 3,750 of which will vest on the fourth anniversary of the grant), which recommendation will be provided to the Committee for consideration at the next available date upon which the Committee considers equity grant recommendations after the date upon which you commence employment with CRG. These grants will in all respects be subject to and in accordance with the provisions of the CSS 2004 Equity Compensation Plan, and the terms of the grant letters to be provided to you at the time of the grants. Thereafter, you will be considered for annual equity grant recommendations at such times as the Committee considers annual equity grant recommendations for CRG’s officer level personnel.
D. Motor Vehicle Allowance – You will receive an allowance of One Thousand Dollars ($1,000) per month for the cost of your use of a motor vehicle.
E. Vacation – You will be eligible to accrue four (4) weeks vacation each calendar year, in accordance with the applicable terms of CRG’s then current vacation policy.
3. Benefits Coverage; Relocation –You will be entitled to participate in those CRG benefit programs available to its officer level personnel in accordance with the applicable terms of these programs.
You agree that, as a part of our extension and your acceptance of an offer of employment to you hereunder, you will relocate your primary residence from 1548 Highland Valley Circle, Chesterfield, Missouri (the “Current Primary Residence”) to the Nashville, Tennessee area by no later than December 31, 2010. Subject to your commencement of employment with CRG, you will be eligible to be reimbursed for expenses incurred on or after the date hereof associated with the relocation of your primary residence to the Nashville, Tennessee area in accordance with the applicable terms of the CSS relocation policy, up to a maximum aggregate amount of $120,000 (which amount shall include all amounts, if any, determined by CSS, at its sole discretion, intended to be a “gross up” for certain federal, state and local taxes to which you may be subject as a result of receiving relocation expense benefits under the CSS relocation policy). Further, in addition to the foregoing relocation expense reimbursement and in the event that you do not complete the sale of your Current Primary Residence prior to November 1, 2010, after November 1, 2010 and until the earlier of (a) November 1, 2011 or (b) the date upon which you complete the sale of your Current Primary Residence, you will be eligible to be reimbursed for routine, ordinary course expenses approved in advance by us, up to a maximum aggregate monthly amount of $4,500, associated with your ownership of the Current Primary Residence, including without limitation approved mortgage, utility and routine maintenance expenses. We will reimburse you for the foregoing approved Current Primary Residence expenses promptly after you submit to us appropriate documentation relating to such expenses.

Ms. Laurie F. Gilner
July 26, 2010

4. Employment Status; Severance Payments – Your employment status with CRG is subject to termination by either you or CRG at any time. However, in the event that CRG terminates your employment without cause at any time prior to September 6, 2013, and subject to your compliance with the terms and conditions of this letter agreement, CRG will pay you an amount equal to the greater of (i) one year of your then-current annual base salary (less applicable tax withholdings and payroll deductions) or (ii) an amount equal to your then-current annual base salary (less applicable tax withholdings and payroll deductions) for the period from the effective date of such termination to September 6, 2013, such amount reduced by and to the extent of any earnings and other compensation received by you or accrued for your benefit for your services (whether as an employee or as an independent contractor) during the period commencing on the day following the one year anniversary of your termination. For purposes of this letter agreement, termination “without cause” means termination other than termination resulting from or related to your breach of any of your obligations under this letter agreement, your failure to comply with any lawful directive of CRG’s Chairman and Chief Executive Officer, your failure to comply with CSS’ Code of Ethics, your conviction of a felony or of any moral turpitude crime, or your willful or intentional engagement in conduct injurious to CSS or any of its affiliates.
The foregoing payment obligation is contingent upon (x) receipt by CRG of a valid and fully effective release (in form and substance reasonably satisfactory to CRG) of all claims of any nature which you might have at such time against CRG, CSS, and their respective affiliates, and their respective officers, directors and agents, excepting therefrom only any payments due to you from CRG pursuant to this Section 4, and (y) your resignation from all positions of any nature which you may then hold with CRG, CSS and their respective affiliates. If you are eligible to receive the foregoing payment, such amount will be paid to you in equal installments, with such installments being paid on the then-applicable paydays for CRG executives, commencing on or about the first such payday following the termination of your employment by CRG without cause and your satisfaction of the conditions specified in the immediately preceding sentence.
Further, if you are eligible to receive the payment set forth in clause (ii) of the first paragraph of this Section 4, you covenant and agree that commencing with the one year anniversary of the date of your termination you will promptly advise CRG in writing on a bi-weekly basis of any earnings and other compensation received by you or accrued for your benefit for your services (whether as an employee or as an independent contractor) during the period commencing on the day following the one year anniversary of your termination.

Ms. Laurie F. Gilner
July 26, 2010

5. Confidential Information. You recognize and acknowledge that by reason of employment by and service to CRG, you have had and will continue to have access to confidential information of CRG, CSS, and their respective affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, computer systems and software, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between or among CRG, CSS and their respective affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with CRG, CSS and such affiliates (“Confidential Information”). You acknowledge that such Confidential Information is a valuable and unique asset of CRG, CSS and/or their respective affiliates, and covenant that you will not, either during or at any time after your employment with CRG, disclose any such Confidential Information to any person for any reason whatsoever (except as your duties described herein may require) without the prior written consent of the Committee, unless such information is in the public domain through no fault of you or except as may be required by law.
6. Non-Competition. During your employment with CRG, and for a period of one year thereafter, you will not, without the prior written consent of the Committee, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit your name to be used in connection with, any business or enterprise engaged within any portion of the United States or Canada (collectively, the “Territory”) (whether or not such business is physically located within the Territory) that is engaged in the creation, design, manufacture, distribution or sale of any products or services that are the same or of a similar type then manufactured or otherwise provided by CRG, CSS or by any of their respective affiliates during your employment with CRG (the “Business”). You recognize that you will be involved in the activity of the Business throughout the Territory, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Section 7 of this letter agreement) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit your ownership of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Act of 1933, provided that such ownership represents a passive investment and that neither you nor any group of persons including you in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.
7. No Solicitation. During your employment with CRG, and for a period of one year thereafter, you agree not to, either directly or indirectly, (i) call on or solicit with respect to the Business any person, firm, corporation or other entity who or which at the time of termination of your employment with CRG was, or within two years prior thereto had been, a customer of CRG, CSS or any of their respective affiliates, or (ii) solicit the employment of any person who was employed by CRG, CSS or by any of their respective affiliates on a full or part-time basis at any time during the course of your employment with CRG, unless prior to such solicitation of employment, such person’s employment with CRG, CSS or any of their respective affiliates was terminated.

Ms. Laurie F. Gilner
July 26, 2010

8. Equitable Relief.
A. You acknowledge that the restrictions contained in Sections 5, 6 and 7 of this letter agreement are reasonable and necessary to protect the legitimate interests of CRG, CSS and their respective affiliates, that CRG would not have entered into this letter agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to CRG, CSS and their respective affiliates. You represent that your experience and capabilities are such that the restrictions contained in Sections 5 and 6 hereof will not prevent you from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this letter agreement. YOU FURTHER REPRESENT AND ACKNOWLEDGE THAT (i) YOU HAVE BEEN ADVISED BY CRG TO CONSULT YOUR OWN LEGAL COUNSEL IN RESPECT OF THIS LETTER AGREEMENT, (ii) THAT YOU HAVE HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS LETTER AGREEMENT, TO REVIEW THOROUGHLY THIS LETTER AGREEMENT WITH YOUR COUNSEL, AND (iii) YOU HAVE READ AND FULLY UNDERSTAND THE TERMS AND PROVISIONS OF THIS LETTER AGREEMENT.
B. You agree that CRG shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other remedies provided by law arising from any violation of Sections 5, 6 and 7 of this letter agreement, which rights shall be cumulative and in addition to any other rights or remedies to which CRG may be entitled. In the event that any of the provisions of Sections 5, 6 and 7 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.
C. You and CRG irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of Sections 5, 6 and 7 of this letter agreement, including without limitation, any action commenced by CRG for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection to the laying of venue of any such suit, action or proceeding in any such court.

Ms. Laurie F. Gilner
July 26, 2010

D. You agree that CRG may provide a copy of Sections 5, 6 and 7 of this letter agreement to any business or enterprise (i) which you may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which you may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which you may use or permit your name to be used.
9. Governing Law. This letter agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.
10. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
A.        Interpretation.  Notwithstanding the other provisions hereof, this letter agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this letter agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  All payments to be made upon a termination of employment under this letter agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment made under this letter agreement shall be treated as a separate payment.  In no event may you, directly or indirectly, designate the calendar year of payment.  While this letter agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, neither CRG, CSS nor any of its respective affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of your receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Code, and you are solely responsible for all taxes that may result from your receipt of the amounts payable to you under this letter agreement.
B. Payment Delay.  To the maximum extent permitted under Section 409A of the Code, the severance benefits payable under this letter agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to you during the six (6) month period following your separation date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.”  If at the time of your separation from service, CSS’ (or any entity required to be aggregated with CSS under Section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and you are a “specified employee” (as defined in Section 409A of the Code and determined in the sole discretion of CSS (or any successor thereto) in accordance with CSS’ (or any successor thereto) “specified employee” determination policy), then CRG shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following your separation date with CRG (or any successor thereto) for six (6) months following your separation date with CRG (or any successor thereto).  The delayed Excess Amount shall be paid in a lump sum to you within thirty (30) days following the date that is six (6) months following your separation date with CRG (or any successor thereto).  If you die during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of your estate within sixty (60) days after your death.

Ms. Laurie F. Gilner
July 26, 2010

C. Reimbursements.  All reimbursements provided under this letter agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
Please confirm your understanding of the foregoing provisions by executing the enclosed counterpart of this letter and returning this executed counterpart to me.
Sincerely yours,
Christopher J. Munyan
Chairman and Chief Executive Officer
C.R. Gibson, LLC
The aforementioned is confirmed as of this  _____  day of July, 2010:

Laurie F. Gilner

cc: William G. Kiesling